UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2007

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

2801 80th Street, Kenosha, WI  53143

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 18, 2007, Snap-on Incorporated (“Snap-on”) entered into an agreement (the “Agreement”) pursuant to which Snap-on will sell its Sun Electric Systems (“SES”) business based in the Netherlands to DUINMAAIJER B.V., a limited liability company represented by an employee of SES, for a nominal cash purchase price.   The transaction, which is subject to final documentation and customary closing conditions, is expected to close by the end of July 2007 and is not subject to any financing conditions.

SES’s primary business is the research, development and manufacture of test equipment in Europe for aircraft hydraulics.  SES reported sales of $18.3 million in 2006 and is not a significant subsidiary of Snap-on.  Snap-on is divesting of SES as it has deemed SES to be non-core to Snap-on’s ongoing business strategies.  Snap-on believes that the anticipated future capital and other resources necessary to be expended in connection with the SES business are not consistent with Snap-on’s growth plans.

As a result of entering into the Agreement, Snap-on has met the “held-for-sale” requirements of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Snap-on expects to record an estimated $7 million after tax loss ($0.12 per diluted share) in the second quarter ended June 30, 2007, related to the sale of SES.  Snap-on will present SES’s results of operations, including the estimated $7 million loss, as “discontinued operations” in its second quarter 2007 consolidated statements of earnings.  At closing, Snap-on expects to incur cash expenditures related to the sale of SES, including transaction and other costs, of approximately $6 million.

Item 2.06 Material Impairments

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

A copy of the purchase agreement will be filed either as an amendment to this Form 8-K or as an exhibit to Snap-on’s second quarter 2007 report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Snap-on Incorporated has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SNAP-ON INCORPORATED

Date: May 21, 2007	By:	/s/ Martin M. Ellen
Martin M. Ellen, Senior Vice President — Finance and
Chief Financial Officer